                                                                   Exhibit 10.16

                          [LETTERHEAD OF AMAZON.COM]

May 16, 2000

Diego Piacentini
1200 12th Avenue South
Suite 1200
Seattle, WA 98144


Re: Special Bonus


Dear Diego:

As you know, we have tremendous challenge and opportunity ahead of us for the year 2000 and beyond. I truly appreciate the integral role that you play in our efforts.

In recognition and appreciation of your contributions, Amazon.com will pay you a special bonus in the amount of $1,000,000 (One Million Dollars). This bonus will be paid in equal monthly installments over a one-year period beginning with your paycheck for May 2000 and will be subject to standard payroll practices and applicable withholding taxes. If your employment with Amazon.com terminates for any reason prior to payment of the full bonus, you will forfeit all remaining payments.

Congratulations!

Sincerely,

/s/ Jeff Bezos

Jeff Bezos
Chief Executive Officer